Exhibit 99.1

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Corporate Relations
(510) 284-8851	(510) 574-1550
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA ANNOUNCES ROCHE TO DISCONTINUE

CO-DEVELOPMENT OF DACLIZUMAB

Fremont, Calif., November 21, 2006 – PDL BioPharma, Inc. (Nasdaq: PDLI) announced today that Roche will discontinue its agreement with PDL to jointly develop and commercialize daclizumab for organ transplant patients on longer-term maintenance therapy. Roche made this decision subsequent to a periodic internal review of its development programs. This decision follows another decision by Roche earlier this year to discontinue its involvement in the co-development of daclizumab for the treatment of asthma. The co-development agreement between PDL and Roche will formally terminate in May 2007.

As a result, PDL will hold exclusive development and commercial rights to daclizumab for transplant maintenance, which has shown potential in both the transplant maintenance and asthma indications based on earlier clinical trials. In a separate collaboration, Biogen Idec and PDL are developing daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases.

“We are evaluating the overall transplant maintenance indication opportunity for daclizumab, while we continue to support the ongoing studies of daclizumab in relapsing/remitting multiple sclerosis, and anticipate results from the ongoing Phase 2 CHOICE study, which is testing daclizumab in combination with beta-interferon, during 2007,” said Mark McDade, Chief Executive Officer, PDL BioPharma. “In the meantime, efforts are ongoing to evaluate partnership opportunities for this important drug in asthma.”

PDL will provide an update on the expected financial impact, as well as any updates on its plans for daclizumab in transplant maintenance, in conjunction with the company’s year-end 2006 financial results conference call in February 2007.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL’s diverse product pipeline includes investigational compounds in Phase 2 or Phase 3 clinical development for inflammation and autoimmune diseases, cardiovascular disorders and cancer. The company’s research platform is focused on the discovery and development of antibodies for the treatment of cancer and autoimmune diseases. For more information, please see PDL’s website at www.pdl.com.

Forward-looking Statements

The information in this press release should be considered accurate only as of the date of the release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. In particular, results obtained in one phase of clinical studies may not be predictive of results to be obtained in the additional evaluations that would be necessary to demonstrate daclizumab to be safe and effective in the indications for which approval is sought, there can be no assurance that PDL will initiate subsequent clinical trials of daclizumab and PDL may not successfully negotiate development and commercialization collaboration or alliance for daclizumab in asthma. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL has made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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